Exhibit 99.1

ThermoEnergy Corporation

Closes Private Equity Financing

LITTLE ROCK, AR – (Business Wire) – July 15, 2005 – ThermoEnergy Corporation (OTCBB: TMEN) announced today the completion of a private equity placement raising approximately $7,000,000. The Company announced that it has issued 5,590,337 units at a price of $1.20 per unit, with each unit consisting of one share of Convertible Preferred Stock, convertible into Common Stock on a one-for-one basis, and a Warrant entitling the holder to purchase 0.45 share of Common Stock at an exercise price of $1.50 per share.

“ThermoEnergy’s corporate dynamic will be significantly affected as a result of this equity investment, enabling management to expedite its immediate and long-term growth strategy,” said Dennis C. Cossey, President and CEO of ThermoEnergy Corporation. “In addition, we were exceptionally pleased with the level of interest and participation by institutional investors who were responsible for over eighty-percent of the total amount invested,” said Cossey.

“We will be adding several new engineers to our soon to be opened New York City office,” said Cossey, “as well as expanding our Little Rock, Arkansas based management team.”

The Company recently signed its first commercial contract, for a 500,000 gallon per day Ammonia Recovery Process (ARP) facility for New York City, designed to assist in the clean up of Long Island Sound by limiting the amount of nitrogen (in the form of ammonia) that gets discharged into the Upper East River every day. The Company has since quoted a second ARP system for a new privatized wastewater treatment facility currently in the design and construction phase in Orange County, CA.

About the Company

ThermoEnergy’s core business is the design, fabrication and operation of renewable energy and power generation facilities based on the Company’s patented and/or proprietary technologies. The ThermoFuel Process converts municipal and industrial wastewaters into a high-energy biofuel. The Ammonia Recovery Process (ARP) technology converts ammonia nitrogen into a commercial grade fertilizer. The TIPS process is a totally new thermodynamic method of converting fossil fuels, including oil, natural gas or coal, and most biomass into energy with zero air emissions. In addition, TIPS removes and recovers carbon dioxide (CO2) in liquid form which can be reused in a number of commercial applications, including a low-cost alternative for desalinating water, secondary and tertiary oil recovery, and methane production. Included in the Company’s long-term strategy are plans to market the by-products as well as emission credits generated by its technologies. The Company looks to expedite the commercial success through acquisitions, mergers, and the formation of partnerships with larger, well capitalized firms who have a proven track-record in the Company’s targeted markets. More information can be found on the Company’s website at www.thermoenergy.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management’s belief as well as assumptions made by, and information currently available to, management pursuant to the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. ThermoEnergy actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in the ThermoEnergy Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Contacts:

Corporate

    Dennis C. Cossey, 501-376-6477

Engineering Technology

    Alex G. Fassbender, P.E. 508- 251-1903